EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-140992 and No. 333-230008) on Form S-8 of our report dated June 20, 2019, which appears in this annual report on Form 11-K of the Crown Cork & Seal Company, Inc. Retirement Thrift Plan for the year ended December 31, 2018.

/s/ Baker Tilly Virchow Krause, LLP
Philadelphia, Pennsylvania
June 20, 2019